Exhibit 99.1

NEWS RELEASE
For more information, contact:	November 1, 2004
Lisa F. Campbell, Senior Vice President and CFO
lisac@newcenturybanknc.com - 910-892-7080

NEW CENTURY BANCORP REPORTS

THIRD QUARTER 2004 RESULTS

Dunn, NC. . . New Century Bancorp (the “Company”), the holding company for New Century Bank and New Century Bank of Fayetteville, reported net income for the quarter ended September 30, 2004 of $661,000 compared to $290,000 for the same period in 2003, an increase of 128%. For the nine months ended September 30, 2004, the Company reported net income of $1.18 million compared to $794,000 as of the same date in 2003, an increase of 49%.

As of September 30, 2004, the Company had total deposits of $267 million and total loans of $251.2 million, compared to total deposits of $148.6 million and total loans of $129.4 million as of September 30, 2003, increases of 80% and 95%, respectively.

Total assets for the Company as of September 30, 2004 were $323.8 million, compared to $182.4 million at September 30, 2003, an increase of 78%.

“Most of this year, we have experienced exceptional loan growth in the communities we serve,” said John Q. Shaw, president and CEO for New Century Bancorp. “That loan growth is now contributing in strong earnings for our Company, and we look forward to continued growth and positive results in 2005 and beyond.

“Early in the fourth quarter, we announced plans for a new operations center to be located in a renovated building in downtown Dunn. We are excited about these plans and look forward to sharing more about them in the coming months.”

New Century Bancorp is the holding company for New Century Bank of Fayetteville and New Century Bank, which has offices in Clinton, NC; Dunn, NC; and, Goldsboro, NC.

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Stock Symbol: NCBC – OTC Electronic Bulletin Board

www.newcenturybanknc.com

The information as of and for the quarter and year ended September 30, 2004 as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may”, “could”, “should”, “would”, “believe”, “anticipate”, “estimate”, “expect”, “intend”, “plan”, “projects”, “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.

Selected Financial Information and Other Data

($ in thousands, except per share and nonfinancial data)

	At or for the three months Ended September 30,		At or for the nine months Ended September 30,
	2004	2003	2004	2003
Operating Data:
Total interest income	$4,143	$2,422	$10,577	$6,742
Total interest expense	1,462	800	3,507	2,344

Net interest income	2,681	1,622	7,070	4,398
Provision for loan losses	310	214	1,389	694

Net interest income after provision	2,371	1,408	5,681	3,704
Noninterest income	454	362	1,227	954
Noninterest expense	1,786	1,319	5,071	3,410

Income before income taxes	1,039	451	1,837	1,248
Provision for income taxes	378	161	656	454

Net income	$661	$290	$1,181	$794

Per Share Data, restated for two 11-for-10 stocks split effective October 2003 and June 2004:
Earnings per share - basic	$0.24	$0.12	$0.42	$0.37
Earnings per share - diluted	0.22	0.11	0.40	0.36
Market price
High	25.00	14.65	30.25	16.53
Low	21.75	12.40	13.77	12.40
Close	23.25	14.46	23.25	14.46
Book value	9.57	10.58

Weighted average shares outstanding
Basic	2,795,821	2,462,375	2,795,821	2,138,179
Diluted	2,966,700	2,571,533	2,936,904	2,234,761

Selected Quarter End Balance Sheet Data:
Loans	$251,154	$129,355
Allowance for loan losses	3,540	2,054
Other earning assets	61,382	41,271
Total assets	323,783	182,406
Deposits	267,035	148,637
Borrowings	15,126	5,938
Shareholders’ equity	28,403	27,218

Selected Average Balances:
Total assets	$306,920	$170,678	$258,583	$150,613
Loans, net of allowance	239,255	125,462	206,627	114,756
Total interest-earning assets	296,330	160,356	248,640	142,690
Deposits	262,063	141,376	216,586	125,318
Total interest-bearing liabilities	242,600	126,062	199,533	109,331
Shareholders’ Equity	28,511	23,652	27,931	26,936

Selected Performance Ratios:
Return on average assets	0.86%	0.67%	0.61%	0.70%
Return on average equity	9.23%	4.87%	5.65%	5.33%
Net interest margin	3.60%	3.86%	3.80%	4.12%
Noninterest expense to average assets	2.31%	3.07%	2.62%	3.03%

Asset Quality Ratios:
Nonperforming loans to period-end loans	0.57%	0.39%
Allowance for loan losses to period-end loans	1.41%	1.55%
Net loan charge-offs to average loans	0.29%	0.20%

Capital Ratios:
Total risk-based capital	16.84%	21.13%
Tier 1 risk-based capital	15.59%	19.87%
Leverage ratio	13.13%	15.86%
Equity to assets ratio	8.77%	14.92%

Other Data:
Number of banking offices	4	3
Number of full time equivalent employees	68	44